EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated May 5, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2003 consolidated financial statements) relating to the consolidated financial statements of Pharmasset, Inc. and subsidiary appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
May 5, 2006